Exhibit 10-6.1

DUKE ENERGY CORPORATION

EXECUTIVE SAVINGS PLAN

(As Amended and Restated Effective January 1, 2003)

AMENDMENT 1

Pursuant to Article X of the Duke Energy Corporation Executive Savings Plan, as amended (“Plan”), Duke Energy Corporation (“Corporation”) hereby amends the Plan, effective December 31, 2004, in the following respects:

“As part of the American Jobs Creation Act of 2004, Section 409A has been added to the Internal Revenue Code of 1986, as amended. Code Section 409A imposes new requirements upon deferred compensation plans that must be satisfied in order that amounts deferred will not be currently included in taxable income. Code Section 409A, by its terms, does not apply to “amounts deferred” before January 1, 2005, and earnings thereon, under a deferred compensation plan that is not “materially modified” after October 3, 2004.

Effective immediately before January 1, 2005, the Plan is divided into two separate deferred compensation plans, one of which shall be named Plan “I” and the other shall be named Plan “II”. Plan I shall include only “amounts deferred” before January 1, 2005, and earnings thereon, and such deferred compensation shall be subject to the provisions of the Plan as in effect on October 3, 2004, and as Plan I is subsequently amended or otherwise changed, except as would result in such deferred compensation becoming subject to Code Section 409A.

Plan II shall include only “amounts deferred” after December 31, 2004, and earnings thereon, and such deferred compensation shall be subject to the provisions of the Plan as in effect after December 31, 2004, including subsequent amendments or other changes to Plan II as may be approved by the Duke Energy Director — Executive Compensation & Benefits for the purpose of enabling Plan II deferred compensation to satisfy the requirements imposed by Code Section 409A. Such requirements include the following: restrictions as to when a new participant may make an initial deferral election; restrictions as to the earliest date a participant may receive distribution; prohibition against acceleration of distribution; and restrictions on a participant’s ability to make a subsequent election that delays distribution or changes the form of distribution.

This Amendment is intended to result in Plan I deferred compensation not being subject to Code Section 409A and to result in Plan II deferred compensation satisfying the requirements imposed by Code Section 409A, and this Amendment shall be interpreted and implemented to carry out such intention.

IN WITNESS WHEREOF, this amendment to the Plan is executed on behalf of the Corporation this 27 day of October, 2004.

DUKE ENERGY CORPORATION

By:	/s/ CHRISTOPHER C. ROLFE
Its:	Vice President
Human Resources